                                                                  TDS Agreement
                                                                  Execution Copy
                           TDS STOCKHOLDERS AGREEMENT

                  This TDS Stockholders Agreement (this "Agreement") dated as of August 26, 2000 among Powertel, Inc., a Delaware corporation ("Powertel") and the stockholder of VoiceStream listed on the signature page hereto ("Stockholder" ).

                  WHEREAS, simultaneously with the execution of this Agreement, VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream") and Powertel are entering into an Agreement and Plan of Merger (the "Powertel Merger Agreement"), dated as of the date hereof, providing, among other things, for the merger of a subsidiary of VoiceStream with and into Powertel (the "Merger") ;

                  WHEREAS, Powertel has agreed to enter into the Powertel Merger
Agreement  only  if  the  VoiceStream   Principal   Stockholders  enter  into  a
VoiceStream Voting Agreement, including this Agreement;

                  WHEREAS, in the Powertel Merger Agreement VoiceStream has agreed, subject to the conditions set forth therein, to acquire all of the shares of Powertel Common Stock (as defined below);

                  NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, except as set forth in the Side Agreement between Stockholder and Powertel dated the date hereof (the "Side Agreement"), agree as follows:

                  1. Certain Definitions.
                     -------------------
                  This Agreement is one of the VoiceStream Voting Agreements referenced in the recitals to the Powertel Merger Agreement. For the purposes of this Agreement, all capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Powertel Merger Agreement.

                  For the purposes of this Agreement, the words "beneficially owned" or "beneficial ownership" shall include, with respect to any securities, the beneficial ownership by Stockholder and by any direct or indirect Subsidiary of Stockholder.

                  "Transfer" means, with respect to any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or other disposition of such security or the record or beneficial ownership thereof, the offer to make such a sale, transfer or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

                  2.  Representations;  Warranties and Covenants of Stockholder.
                      ----------------------------------------------------------
Stockholder   hereby   represents   and   warrants   to   Powertel  as  follows:

                  (a) Title. As of the date hereof, Stockholder is the sole record or beneficial owner of the number of shares of VoiceStream Common Stock or VoiceStream preferred stock, as the case may be, set forth opposite Stockholder's name on Exhibit A attached hereto (the "Existing Shares" and, together with record or beneficial ownership of any shares of VoiceStream Common Stock or other voting capital stock of VoiceStream acquired after the date hereof, whether upon the exercise of warrants or options, conversion of VoiceStream preferred stock or any convertible securities or otherwise, Stockholder's "Shares"), and/or the number of warrants, options or other rights to acquire or receive such VoiceStream Common Stock or VoiceStream preferred stock, as the case may be, set forth opposite such Stockholder's name on Exhibit A attached hereto (the "Existing Rights" and, together with record or beneficial ownership of any warrants, options or other rights to acquire or receive such shares of VoiceStream Common Stock or other voting capital stock of VoiceStream acquired after the date hereof, Stockholder's "Rights"). Stockholder is the lawful owner of the Existing Shares and Existing Rights, free and clear of all liens, claims, charges, security interests or other encumbrances, except as disclosed on Exhibit A. As of the date hereof, the Existing Shares constitute all of the capital stock of VoiceStream owned of record or beneficially by Stockholder (excluding the Existing Rights) and Stockholder does not own of record or beneficially, or have the right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of VoiceStream Common Stock or VoiceStream preferred stock or any other securities convertible into or exchangeable or exercisable for shares of VoiceStream Common Stock, except pursuant to the Existing Rights.

                  (b) Right to Vote. Except as disclosed on Exhibit A, Stockholder has, and (subject to the provisions of Section 3(a)) will have at the VoiceStream Stockholders' Meeting, with respect to all of Stockholder's Shares listed on Exhibit A and acquired subsequent to the date hereof and prior to the record date for the VoiceStream Stockholders' Meeting, sole voting power, sole power of disposition or sole power to issue instructions with respect to the matters set forth in Section 4 hereof and to fulfill its obligations under such Section and shall not take any action or grant any person any proxy (revocable or irrevocable) or power-of-attorney with respect to any Shares or Rights inconsistent with his or its obligations as provided by Section 4 and
Section 5 hereof. Stockholder hereby revokes any and all proxies with respect to Stockholder's Existing Shares to the extent they are inconsistent with Stockholder's obligations under this Agreement.

                  (c) Authority. Stockholder has full legal power, authority, legal capacity and right to execute and deliver, and to perform its or his obligations under, this Agreement. No proceedings or actions on the part of Stockholder other than those already taken are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                  (d) Conflicting  Instruments.   Neither  the  execution  and
delivery of this Agreement nor the performance by Stockholder of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, federal law or regulation to which Stockholder is a party or by which Stockholder (or any of its assets) is bound.

                  (e) Powertel's   Reliance.   Stockholder   understands   and
acknowledges that Powertel is entering into the Powertel Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

                   3. Restriction    on   Transfer;    Other    Restrictions.
                      -------------------------------------------------------
                  (a) From the date hereof until the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, Stockholder agrees not to Transfer any Shares or Rights owned of record or beneficially by Stockholder, except as otherwise permitted by this Section 3 or pursuant to the Powertel Merger Agreement or the DT Merger Agreement (including the Stockholder Agreements entered into in connection therewith), Transfers to any Affiliate of the Stockholder who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law if the transferee remains, or agrees in writing to remain, bound by the terms of this Agreement, other than, in each case, with Powertel's prior written consent, provided, however, that this Section 3(a) shall cease to be of any force or effect immediately upon termination of the Powertel Merger Agreement.

                  (b) Stockholder agrees that if at any time during the period beginning on the later of January 1, 2001 and the date of the VoiceStream
Stockholders' Meeting and continuing until the first to occur of (1) the Effective Time and (2) the termination of the Powertel Merger Agreement, Stockholder proposes to Transfer, or exercise or propose to exercise registration rights with respect to, more than 25% of the Stockholders' Shares (individually or in the aggregate with other Transfers made during such period), Stockholder will notify the Powertel stockholders listed on Exhibit B attached hereto (the "Powertel Stockholders") in writing at the addresses set forth on Exhibit B at least three Business Days in advance of such proposed Transfer or exercise of rights, whichever is first to occur, and shall waive any right of Stockholder to preclude or delay the filing of a registration statement or a Transfer by the Powertel Stockholders with respect to Powertel Stock up to the amounts permitted under Section 3.3 of such Powertel Stockholders' Powertel Stockholders Agreements with VoiceStream (as such amounts may be increased by the provisions of such Section 3.3).

                  (c) Stockholder  agrees that if at any time during the period beginning on the Effective Time through and including the six (6) month anniversary of the Effective Time, Stockholder proposes to Transfer, or exercise or propose to exercise registration rights with respect to more than such number of Shares that Stockholder is permitted to Transfer under Rule 144 promulgated under the Securities Act, including the volume restriction contained therein (individually or in the aggregate with other Transfers made during such period), Stockholder will notify the Powertel Stockholders in writing at least three Business Days in advance of such proposed Transfer or exercise of rights, whichever is first to occur, and, at Stockholder's option, either (i) allow each Powertel Stockholder to include a proportionate percentage (i.e., a percentage equivalent to the ratio of the total number of Shares offered for sale by the Stockholders to the total number of Shares beneficially owned by the
Stockholders) of the total number of shares of VoiceStream Common Stock beneficially owned by such Powertel

Stockholder in any registration statement requested to be filed by the Stockholders or (ii) shall waive any right that Stockholder may have to preclude or delay the filing of a registration statement by any of the Powertel Stockholders covering a number of shares up to that permitted under Section 3.4 of such Powertel Stockholders' Powertel Stockholders Agreements with VoiceStream (as such number may be increased by the provisions of such Section 3.4).

                  4.  Agreement to Vote.
                      ------------------
Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted or provide a consent with respect to, all Shares that he, she or it owns of record or beneficially as of the record date for the VoiceStream Stockholders' Meeting at the VoiceStream Stockholders' Meeting and at any other annual or special meeting of stockholders of VoiceStream or action by written consent where such matters arise in favor of the Powertel Merger Agreement and, if required, the other transactions referenced in the Powertel Merger Agreement, and against the liquidation or winding up of VoiceStream.

                  5.  Delivery  of  Proxy.
                      -------------------
In furtherance of the agreements contained in Section 4 hereof, Stockholder hereby agrees (a) to complete and send the proxy card received by such Stockholder with the Joint Proxy Statement, so that such proxy card is received by VoiceStream, as prescribed by the Joint Proxy Statement, not later than the fifth Business Day preceding the day of the VoiceStream Stockholders Meeting,
(b) to vote, by completing such proxy card but not otherwise, all the Shares he, she or it owns of record or beneficially as of the record date for the VoiceStream Stockholder' Meeting (i) in favor of the Powertel Merger Agreement and, if required, the other transactions referenced in the Powertel Merger Agreement and (ii) if the opportunity to do so is presented to Stockholder on the proxy card, against the liquidation or winding up of VoiceStream and (c) not to revoke any such proxy.

                  6. Amendment of Existing Voting  Agreements.
                     -----------------------------------------
Stockholder and certain other stockholders of VoiceStream are parties to a Voting Agreement dated February 25, 2000 (as amended May 4, 2000), and a certain First Amended and Restated Voting Agreement dated July 23, 2000 which will take effect in accordance with its terms (collectively the "Existing Voting
Agreements") pursuant to which they have agreed to vote all shares of VoiceStream Common Stock and VoiceStream preferred stock beneficially owned by each of them at the time of such vote in the election of directors in accordance with the procedures and provisions set forth in such agreements. On or before the Effective Time, provided that the Stockholder is still subject to the Existing Voting Agreements, Stockholder agrees to execute and deliver, and VoiceStream agrees that it will make commercially reasonable efforts to cause the other parties to the Existing Voting Agreements to execute and deliver, an amendment to the Existing Voting Agreements (the "Amended Voting Agreement") on terms mutually satisfactory to VoiceStream, Stockholder, the Powertel Principal Stockholders (who will become parties to the Amended Voting Agreement), and the other parties who are presently parties to the Existing Voting Agreements, providing for: (i) the nomination of one representative of the Powertel stockholders to the VoiceStream Board of Directors who shall be initially designated by the Powertel Board of Directors and who shall also be reasonably satisfactory to VoiceStream; (ii) the creation of a vacancy on the VoiceStream Board of Directors (and the approval of any Bylaw amendments or other actions required to do so); (iii) the appointment of such nominee (and any successor nominee) to a newly created vacancy on the VoiceStream Board of Directors; and
(iv) an agreement to vote all shares of VoiceStream Common Stock and other voting securities of VoiceStream (and all securities received in exchange, replacement or substitution therefore, or as a dividend or result of a stock split with respect thereto) owned of record or beneficially by the Stockholder at the time of such vote for such nominee (and any successor nominee) at the first two annual meetings after the Effective Time. If VoiceStream, Stockholder and the other parties to the Existing Voting Agreements are unable to cause the execution of an Amended Voting Agreement, Stockholder agrees to execute a separate voting agreement with the Powertel Principal Stockholders and such other VoiceStream stockholders who agree to enter into such separate voting agreement on terms and conditions substantially similar to the Existing Voting Agreements making the same additional provisions as set forth in the preceding sentence. Prior to the Effective Time, the Powertel Board of Directors may make such provisions as it deems appropriate for successor nominees each of which shall be reasonably satisfactory to VoiceStream. After the Effective Time, any nominee or successor nominee shall be selected by mutual agreement of ITC Holding Company, Inc., a Delaware corporation ("ITCORP") and SCANA Communications Holdings, Inc., a Delaware corporation ("SCORP") or, if no such agreement can be reached, by whichever of ITCORP and SCORP beneficially owns the larger number of shares of VoiceStream Common Stock and VoiceStream preferred stock (on an as-if-converted basis).

                  7.  Additional  Shares and Additional  Rights.
                      -----------------------------------------
If, after the date hereof, Stockholder acquires record or beneficial ownership of any additional shares of capital stock of VoiceStream (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of VoiceStream, through the conversion of the VoiceStream preferred stock or through any stock dividend or stock split (any such options, warrants or rights, "Additional Rights"), the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares and Additional Rights from and after the date of acquisition thereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by Stockholder of record or beneficial ownership of such Additional Shares or Additional Rights.

                  8.  Miscellaneous.
                      -------------
                  (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

                  (b) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (c) Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

                  (d) Execution in Counterparts. This Agreement may be executed in counterparts transmitted and delivered by facsimile each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

                  (e) Specific Performance. Stockholder agrees with Powertel as to himself or itself that if for any reason Stockholder fails to perform any of his or its agreements or obligations under this Agreement, irreparable harm or injury to Powertel would be caused as to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Agreement against Stockholder, Powertel shall be entitled, in addition to any other remedy available at law, equity or otherwise, to specific performance and injunctive and other equitable relief. The provisions of this Section 8(e) are without prejudice to any other rights or remedies, whether at law or in equity, that Powertel may have against Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

                  (f) Amendments; Termination.

                    (i) This Agreement,  including this Section 8(f), may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                    (ii) The provisions of this  Agreement  (other than Sections
              3, 4 and 6) shall terminate upon the earliest to occur of (A) the consummation of the Merger, (B) the date that is two (2) years after the date hereof, and (C) the termination of the Merger Agreement. The provisions of Sections 3(a), 3(b) and 4 of this Agreement shall terminate when the applicable time periods set forth in Section 3 lapse, and the provisions of Section 3(c) shall terminate on the earlier of the six (6) month anniversary of the Effective Time or upon the termination of the Powertel Merger
              Agreement. The provisions of Section 6 shall terminate upon earlier of the execution and delivery of a new or amended voting agreement or the termination of the Powertel Merger Agreement.

                  (g)    Governing    Law;    Submission    and    Jurisdiction.

                    (i) This  Agreement  shall be governed by and  construed  in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

                    (ii) Each of the parties hereto  irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. Each of the parties hereto hereby irrevocable submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8(g)(ii) or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether
              through   service
              of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and
              (B) to the fullest extent  permitted by the  applicable  law, that
              (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8(i) shall be deemed effective service of process on such party.

                  (h) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of Stockholder or such individual) and permitted assigns; provided that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

                  (i) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                    (i) if to Stockholder, at Stockholder's address appearing on
              Exhibit A hereto or at any other address that Stockholder may have provided in writing to Powertel,

                           with a copy to:

                                    Preston Gates & Ellis LLP
                                    701 Fifth Avenue, Suite 5000
                                    Seattle, WA  98104
                                    Attn:  Richard B. Dodd, Esq.
                                    Telecopy No:    206-623-7022

                           And a copy to:

                                    Friedman, Kaplan & Seiler LLP
                                    875 Third Avenue
                                    New York, New York  10022
                                    Attention: Barry A. Adelman
                                    Facsimile: 212-355-6401

                    (ii) if to Powertel:

                                    Powertel, Inc.
                                    1239 O.G. Skinner Drive
                                    West Point, GA  31833
                                    Attention:  Chairman of the Board
                                    Facsimile:  706-645-9563
                           with a copy to:

                                    Morris Manning & Martin, L.L.P.
                                    1600 Atlanta Financial Center
                                    3343 Peachtree Road, NE
                                    Atlanta, Georgia  30326
                                    Attention: James Walker IV
                                    Facsimile: 404-365-9532

                  (j) Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the parties hereto and no person other than such parties, and their respective successors and permitted assigns to the extent expressly provided herein, may exercise any right or enforce any obligation hereunder; provided, however, that the Powertel Stockholders shall be deemed to be third party beneficiaries of this Agreement solely with respect to the notification provisions contained in Sections 3(b) and 3(c) hereof.

                  STOCKHOLDERS SIGNATURE PAGE  -  TDS



                  IN WITNESS WHEREOF, the parties hereto have executed this TDS Stockholders Agreement as of this 26th day of August, 2000.

                                               POWERTEL, INC.


                                               By: /s/ Allen E. Smith
                                               ----------------------
                                               Name: Allen E. Smith
                                               ----------------------
                                               Title: President and CEO
                                               -------------------------

                                               TELEPHONE AND DATA SYSTEMS, INC.


                                               By: /s/ Sandra L. Helton
                                               -------------------------
                                               Name: Sandra L. Helton
                                               -----------------------
                                               Title: Executive Vice President,
                                               --------------------------------
                                               Finance and CEO
                                               ---------------

         VoiceStream Wireless Corporation hereby agrees with Powertel, Inc. that it agrees to comply with the provisions of Section 6 of the TDS Stockholder Agreement dated August 26, 2000 between Powertel, Inc. and Telephone and Data Systems, Inc.




                                               VOICESTREAM WIRELESS CORPORATION


                                               By: /s/ Cregg Baumbaugh
                                               ------------------------
                                               Name: Cregg Baumbaugh
                                               ----------------------
                                               Title: Executive Vice President -
                                               ---------------------------------
                                               Finance, Strategy & Development
                                               --------------------------------

                                                                       EXHIBIT A

Stockholder Name and Address                   Number of Existing Shares        Number and Description of Existing Rights
----------------------------                   -------------------------        -----------------------------------------

Telephone and Data Systems, Inc.               35,570,493                       None
30 North LaSalle, Suite 4000
Chicago, IL 60602
Attention: LeRoy T. Carlson, Jr.,President
Facsimile: 312-630-9299


The Shares listed above are subject to a Stockholders Agreement executed among the Stockholder and Deutsche Telekom AG, dated as of July 23, 2000 and an Investor Agreement between Stockholder and VoiceStream dated as of September 17,
1999.

                                                                       EXHIBIT B

                              Powertel Stockholders
                              ---------------------
------------------------------------------------------------------------------------------------------------
ITC Holding Corporation, Inc.                        614 West Bay Street
ITC Service Company                                  Tampa, FL  33606-2704
ITC Wireless, Inc.
3300 20th Avenue                                     Above Address for the following Stockholders:
Valley, AL  36854
                                                     Donald W. Burton
=============================================================================================================
Sonera Holding, B.V.                                 The Burton Partnership,  L.P., Donald W. Burton, General
c/o Sonera Corporation                               Partner
P.O. Box 106
FIN-00051-SONERA                                     The Burton  Partnership  (QP),  L.P.,  Donald W. Burton,
Teollisuuskatu 15, Helsinki                          General Partner
Attn: Kaj-Erik Relander,
Deputy Chief Executive Officer
Facsimile: 011 358 2040 3770
-------------------------------------------------------------------------------------------------------------
Sonera Corporation                                   South  Atlantic  Venture Fund II, L.P.,  South  Atlantic
P.O. Box 106                                         Venture  Partners II, L.P.,  general  partner,  of which
FIN-00051-SONERA                                     Mr. Burton is managing general partner
Teollisuuskatu 15, Helsinki
Attn: Kaj-Erik Relander,                             South Atlantic  Venture Fund III,  L.P.;  South Atlantic
Deputy Chief Executive Officer                       Partners III, L.P., sole general  partner,  of which Mr.
Facsimile: 011 358 2040 3770                         Burton is chairman
=============================================================================================================
                                                     South  Atlantic  Private  Equity  Fund IV,  L.P.;  South
SCANA Communications Holdings, Inc.                  Atlantic   Private  Equity  Partners  IV,  sole  general
Delaware Avenue, Suite 510                           partner, of which Mr. Burton is chairman
Wilmington, DE 19801-1622
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American Water Works Company                         South Atlantic  Private Equity Fund IV (QP) L.P.;  South
PO Box 1770                                          Atlantic  Private Equity Partners IV, Inc., sole general
Voorhees, NJ 08043                                   partner, of which Mr. Burton is chairman
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